UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2007

SHUMATE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30291	65-0735872
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12060 FM 3083, Conroe, Texas	77301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (936) 539-9533

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On July 10, 2007, we entered into a Note Purchase Agreement with a single accredited investors pursuant to which we agreed to issue a $2,000,000 of principal amount of convertible promissory note and a warrant to purchase 400,000 shares of our common stock (the “Purchase Agreement”). The note has a 1 year term and bears interest at ten percent (10%); provided, however, that we are required to prepay the note if we consummate of a subsequent equity financing (as defined) within the next 12 months. Interest is payable monthly in arrears, however we have right to defer any interest payment and accrue same to principal. The note is convertible into our common stock at a fixed conversion price of $1.89 (based on the volume weighted average prices of our common stock for the 20 consecutive trading days prior to the date of the note). In addition, if we close a subsequent equity financing within the next 12 months, the note holder has the option to convert the outstanding balance of the note into such financing on the same terms as the other investors in such financing.

Under the terms of this note and the related warrant, the note and the warrant are convertible/exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of the note or unexercised portions of the warrants) would not exceed 4.99% of our then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended

The note was issued with a warrant to purchase up to 400,000 shares of our common stock at an exercise price of $1.89 per share, subject to adjustment. The warrant holder may designate a "cashless exercise option." This option entitles the warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be determined by a formula based on the total number of shares to which the warrant holder is entitled, the current market value of the common stock and the applicable exercise price of the warrant.

We granted the investor in the offering “piggyback” registration rights for the resale of the shares issuable upon conversion of the note and upon exercise of the warrant. To the extent that all such shares are not registered pursuant to the granted piggyback registration rights, we agreed to register the remaining underlying shares, if any, by January 6, 2008.

We relied on the exemption from registration provided by Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended, for the offer and sale of the note and the warrant.

We intend to use the net proceeds from the financing for working capital and general corporate purposes. SMH Capital ("SMH"), an NASD member firm, acted as placement agent in connection with the offering. SMH received $140,000 in commissions. Our net proceeds of this offering after the payment of commissions, fees and other expenses of the offering were approximately $1,850,000.

The paragraphs above describe certain of the material terms of the financing transaction with the investor under the note purchase agreement. Such description is not a complete description of the material terms of the financing transaction and is qualified in its entirety by reference to the agreements entered into in connection with the financing which are included as exhibits to this Current Report on Form 8-K.

Section 3 - Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 of this Current Report on Form 8-K, which Item is incorporated herein by this reference, for a description of the terms of the financing transaction that included the issuance of a convertible promissory note and a related warrant.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits.

10.1	Note Purchase Agreement

10.2	Registration Rights Agreement

10.3	Convertible Promissory Note

10.4	Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUMATE INDUSTRIES, INC. (Registrant)

Date: July 16, 2007	By:	/s/ Matthew C. Flemming
Matthew C. Flemming, Chief Financial Officer, Treasurer, Secretary, and Executive Vice President